As of June 30, 2015, the following persons or entities now own more than 25% of a Funds' voting security.

Person/Entity

DIAMOND HILL STRATEGIC INCOME FUND
CHARLES SCHWAB & CO INC                  36.16%

DIAMOND HILL RESEARCH OPPORTUNITY FUND
CHARLES SCHWAB				 25.46%


As of June 30, 2015, the following
persons or entities no longer own
more than 25% of a funds voting securities.

DIAMOND HILL SMALL-MID CAP FUND
NFS LLC FEBO                   	         24.56%

DIAMOND HILL FINANCIAL LONG-SHORT FUND
MERRILL LYNCH PIERCE FENNER & SMITH INC  21.78%